Exhibit 99.1

For Immediate Release
Monday, June 2, 2008

Community Bankers Trust Corporation
Bruce B. Nolte, Chief Executive Officer
George M. Longest, Jr., President
Gary A. Simanson, Chief Strategic Officer
Glen Allen, Virginia
(804) 934-9999

TransCommunity Financial Corporation
Bruce B. Nolte, President
Glen Allen, Virginia
(804) 934-9999

BOE Financial Services of Virginia, Inc.
George M. Longest, Jr., President
Tappahannock, Virginia
(804) 443-4343

Community Bankers Acquisition Corp., TransCommunity Financial Corporation and BOE Financial Services of Virginia, Inc.
Announce Closings of Mergers

Resulting holding company known as Community Bankers Trust Corporation

Glen Allen, Virginia.  Community Bankers Trust Corporation, formerly Community Bankers Acquisition Corp. (the “Company”) (Amex: BTC), TransCommunity Financial Corporation (“TFC”) and BOE Financial Services of Virginia, Inc. (“BOE”) announced the closing of the merger between the Company and TFC pursuant to which TFC merged with and into the Company and the merger between the Company and BOE, pursuant to which BOE merged with and into the Company. The mergers were effective at 11:58 p.m. and 11:59 p.m., respectively, on May 31, 2008.

The Company’s common stock, warrants and units will continue to trade on the American Stock Exchange under the symbols “BTC”, “BTC.WS” and “BTC.U.”

In anticipation of its merger with the Company, TFC paid a one-time special dividend of $0.25 per share of TFC’s common stock to TFC shareholders of record as of May 8, 2008.

Alexander F. Dillard, Jr., Chairman of the Board of Directors of BOE and the Company following the mergers, stated, “We are pleased that our combined companies’ increased size and scale will better position our combined companies to compete and grow and to attract other high quality merger candidates. We have been working diligently over the past several months to position the Company to move forward following the closings with our combined resources, including our management and personnel, banking locations and operating efficiencies for the benefit of our combined companies, stockholders, customers and communities.”

Troy A. Peery, Jr., Chairman of the Board of Directors of TFC and Vice Chairman of the Company following the mergers, stated, “Having worked with the people at Bank of Essex and the Company over the past several months, we are convinced that the mergers will prove a positive step towards building our combined vision for a strong Virginia-based community banking franchise.”

Eugene S. Putnam, Jr., former Chairman of the Board of the Company, stated “We are pleased that a significant number of the shareholders of TFC, BOE and the Company voted to approve the proposed mergers, providing the resulting company an opportunity to prove its compelling community banking story and to serve as a model and platform for future growth. As a member of the Company’s board, I look forward to working with Alex and Troy on this exciting opportunity.”

As previously announced, Bruce B. Nolte, former President and Chief Executive Officer of TFC, will serve as the Company’s Chief Executive Officer, George M. Longest, Jr., former President and Chief Executive Officer of BOE, will serve as President of the Company, and Gary A. Simanson, the Company’s former President, will serve as Vice Chairman and Chief Strategic Officer of the Company following the mergers. TFC’s wholly-owned banking subsidiary, TransCommunity Bank, N.A. will be merged with and into BOE’s wholly-owned banking subsidiary, Bank of Essex, which will continue to be headquartered in Tappahannock, Virginia. Following the bank merger, George M. Longest, Jr. will continue to serve as Chief Executive Officer of Bank of Essex, and M. Andrew McLean, currently President of TransCommunity Bank, N.A., will serve as President of Bank of Essex. Bank of Essex will continue to do business through its Bank of Essex name in its current operating markets and additionally will operate TransCommunity Bank N.A.’s existing operating divisions, Bank of Powhatan, Bank of Goochland, Bank of Louisa and Bank of Rockbridge under their existing names.

About Community Bankers Trust Corporation

Community Bankers Trust Corporation is a bank holding company and a financial holding company headquartered in Glen Allen, Virginia. It currently has two wholly-owned banking subsidiaries, TransCommunity Bank, N.A. with operating divisions Bank of Powhatan, Bank of Goochland, Bank of Louisa and Bank of Rockbridge located northwest of Richmond, Virginia, and Bank of Essex which operates through seven branch locations located northeast of Richmond, Virginia.

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the mergers, including future financial and operating results, cost savings and enhanced revenues that may be realized from the mergers as well as other statements of expectations regarding the mergers and any other statements regarding future results or expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company’s ability to predict results, or the actual effect of future plans or strategies, are inherently uncertain. Factors which could have a material effect on the operations and future prospects of each of the Company, TFC and BOE and the surviving corporation, include but are not limited to: (1) the businesses of the Company, TFC, and BOE may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the mergers may not be fully realized or realized within the expected time frame; (3) revenues following the mergers may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the mergers; (5) completion of the mergers on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board may adversely impact income; (7) changes in the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, demand for financial services in BOE’s and TFC’s market areas may adversely affect operations; (8) the Company, TFC and BOE’s implementation of new technologies and their ability to develop and maintain secure and reliable electronic systems may impact their respective businesses; (9) changes in accounting principles, policies, and guidelines may impact reported earnings; and (10) other risk factors detailed from time to time in filings made by the Company, BOE or TFC with the SEC may be associated with their respective businesses. The Company undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Community Bankers Trust Corporation, TransCommunity Financial Corporation, BOE Financial Services of Virginia, Inc.